Exhibit 5



                           May 14, 1999




Ryerson Tull, Inc.
2621 West 15th Place
Chicago, Illinois 60608

Ladies and Gentlemen:

     We are acting as special counsel to Ryerson Tull, Inc. in connection with the registration under the Securities Act of 1933, as amended, of 1,300,000 shares of its common stock, $1.00 par value (the "Shares"), to be offered pursuant to the Ryerson Tull 1999 Incentive Stock Plan and the Ryerson Tull Directors' 1999 Stock Option Plan (the "Plans"). In connection therewith, we have examined or are otherwise familiar with Ryerson Tull's Certificate of Incorporation, Ryerson Tull's By-Laws, the Plans, Ryerson Tull's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of Ryerson Tull, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plans will be legally issued, fully paid and non-assessable shares of Ryerson Tull.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                MAYER, BROWN & PLATT